Exhibit 10.19

SUBLEASE AGREEMENT

SUBLEASE

1.	PARTIES

This Sublease (“Sublease”) is entered into as of the 29th day of June, 2004, by and between BigBand Networks, Inc., a Delaware corporation (“Sublessee”), and ADC Telecommunications, Inc., a Delaware corporation, as successor-in-interest to ADC Broadband Access Systems, Inc. (“Sublessor”). Pursuant to that certain Lease dated June 13, 1999, entered into by and between Gateway Sherwood, Inc., a California corporation, by RREEF America LLC, a Delaware limited liability company, its investment advisor (“Lessor”), as landlord, Sublessor’s predecessor-in-interest ADC Broadband Access Systems, Inc. (f/k/a Broadband Access Systems, Inc.), as tenant (“Original Lease”), as amended by the First Amendment to Lease dated October 22, 1999 (“First Amendment”), as further amended by the Second Amendment to Lease dated April 18, 2000 (“Second Amendment”), as further amended by the Third Amendment to Lease dated April 1, 2002 (“Third Amendment”), and as Sublessor’s interest was assigned in Assignment of Lease dated May 24, 2004 (“Assignment”) (with the Original Lease, First Amendment, Second Amendment, Third Amendment and Assignment collectively referred to herein as “Lease”), Sublessor leased from Lessor certain premises in the building located at 8 Technology Drive, Westborough, Massachusetts (“Building”), as more particularly described in the Lease (“Original Premises”). A copy of said Lease is attached hereto, marked Exhibit A. Pursuant to this Sublease, Sublessor has agreed to sublease to Sublessee a, portion of the Original Premises, as more particularly described herein, upon the terms and conditions set forth herein.

2.	PREMISES

Sublessor leases to Sublessee, and Sublessee hires from Sublessor, 63,972 rentable square feet on the first and second floor, as shown on the attached floor plan, marked Exhibit B (“Premises”).

3.	PROVISIONS CONSTITUTING SUBLEASE

(a) This Sublease is subject to all of the terms and conditions of the Lease, and all amendments thereto; provided, however, Sublessee’s consent must obtained for any and all amendments after the date hereof that materially adversely affect any of Sublessee’s rights thereunder. Sublessee shall in no case have any rights under this Sublease that exceed Sublessor’s rights as tenant under the Lease. Sublessee shall neither do nor permit to be done anything which would constitute a default under the Lease or cause the Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Lessor thereunder. Sublessee shall assume and perform the obligations of Sublessor as tenant in the Lease to the extent said terms and conditions are applicable to the Premises, except as expressly set forth herein. In the event of any conflicts between the terms of the Sublease and the terms of the Lease, for all purposes hereof, the terms of the Sublease shall control; however, to the extent that an issue is not addressed in the Sublease, and also not specifically excluded herein, the terms of the Lease shall control. Sublessee shall not commit or permit to be committed on the Premises any act or omission which shall violate any term or condition of the Lease incorporated under this Sublease. In the event of the termination of Sublessor’s interest as tenant under the Lease for any reason, other than a voluntary termination agreed to by Lessor and Sublessor, then this Sublease shall terminate simultaneously therewith without any liability of Sublessor to Sublessee.

(b) Except as otherwise set forth herein, all of the terms and conditions contained in the Lease are incorporated herein, as terms and conditions of this Sublease (with each reference therein to Lessor, as landlord, and Sublessor, as tenant, to be deemed to refer to Sublessor, as landlord, and Sublessee, as tenant, respectively), and along with all of the following paragraphs set out in this Sublease shall be the complete terms and conditions of this Sublease. The consent of Sublessor shall be required in connection with any act which requires the consent of Lessor, as landlord, pursuant to the Lease, notwithstanding that a particular provision herein may not require Sublessor’s consent or states that only Lessor’s consent is required.

(c) The terms, provisions, covenants, and conditions of the Lease are incorporated herein by reference on the following mutually accepted understandings:

(i) In any case where the Lessor reserves the right to enter the Original Premises pursuant to the Lease, said right shall inure to the benefit of the Lessor as well as to Sublessor with respect to entry onto the Premises.

(ii) With respect to the performance of any other obligations required of Lessor under the Lease, including, but not limited to, work, services, repairs, repainting and restoration, Sublessor’s sole obligation shall be to act on Sublessee’s behalf in requesting the performance of the same of Lessor, after first receiving a request in writing from Sublessee, and to use its best efforts in order to obtain the performance of the same from Lessor.

(iii) Notwithstanding anything in this Sublease or the Lease to the contrary, Sublessee agrees that Sublessor shall not be obligated to furnish for or to Sublessee any service of any nature whatsoever. However, in accordance with provision (ii) above, Sublessor shall act on Sublessee’s behalf in requesting the performance of such services for the Premises by Lessor pursuant to the terms of the Lease.

(iv) Since Lessor’s consent to this Sublease is required pursuant to the terms of the Lease, this Sublease and the obligations of the parties hereto shall be contingent upon Sublessor obtaining the consent of the Lessor to this Sublease. The parties hereto agree to be bound by the terms of this Sublease until such time as such consent of the Lessor has been obtained, or until such consent is deemed to have been granted pursuant to the terms of the Lease. If for any reason such consent of the Lessor is not obtained, this Sublease shall then be null and void and both parties will be released from their obligations hereunder.

(v) Notwithstanding anything in this Sublease to the contrary, this Sublease shall not incorporate any provision of the Lease nor shall Sublessee benefit from the rights or privileges contained in any provision of the Lease, which, pursuant to and in accordance with its particular terms and conditions is not applicable to subleases or assignments, or any provision of the Lease, which by its nature or pursuant to a specified prohibition contained in the Lease, is personal to Sublessor or would not convey or transfer by a sublease or assignment of all or a portion of the Original Premises. For the avoidance of doubt, the following sections shall not be incorporated herein: Sections 2, 3, and 5 and Exhibit B and Schedule 1 of the Original Lease; Sections 5(b), (c) and (d), 6 and 7 of the First Amendment; Sections 5(b), (c) and (d), 6,7, 8 and 9 of the Second Amendment; and Sections 4, 5, 6(b), (c) and (d), 7,11, 12 and 14 of the Third Amendment.

4.	TERM

(a) Term: The term (“Term”) of this Sublease shall be for a period of three years (i) commencing on May         , 2004 (“Commencement Date”) and (ii) ending March 31, 2007 (“Expiration Date”), unless sooner terminated as provided pursuant to any provision of the Lease or this Sublease. Sublessor and Sublessee acknowledge and agree that it is the intent of the parties hereto, that, in no event shall the Term of this Sublease extend for a period longer than the term of the Lease, as such Lease term may be cancelled, terminated or reduced, pursuant to such Lease, by agreement between Lessor and Sublessor, or otherwise.

(b) Early Access: In the event that Sublessor shall permit Sublessee to access the Premises prior to the Commencement Date for the construction of improvements, such access shall be subject to all of the provisions of this Sublease, excepting only the payment of Base Rent; provided, however, Sublessee shall be responsible for reimbursing Sublessor for all utility costs and all costs for any other services used by Sublessee during such period of early access. Said early access shall not advance the Expiration Date of this Sublease. Further, any and all additions and improvements made by Sublessee during said period of early access shall be at Sublessee’s sole risk.

5.	RENT

(a) Sublessee shall pay to Sublessor as “Base Rent” for the Premises the sum of One Million One Hundred Fifty-one Thousand Four Hundred Ninety-six Dollars ($1,151,496,00), payable on the first day of each calendar month, in equal monthly installments of Ninety-five Thousand Nine Hundred Fifty-eight Dollars ($95,958.00). The first full calendar month’s Base Rent installment shall be paid on the Commencement Date. Sublessee shall be responsible for the payment of any separately metered utilities and after hours HVAC services requested by Sublessee (as provided in Section 13 of the Lease and Section 21 of this Sublease) and any other services related to Sublessee’s occupancy that are billed by Lessor above and beyond the amounts included within Direct Expenses (as defined in the Lease). Sublessor shall be responsible for the payment of 100% of Tenant’s Proportionate Share (as defined in the Lease) of any increase of Direct Expenses and/or Taxes paid or incurred during the Term of this

Sublease over the Direct Expenses and/or Taxes paid or incurred in the Base Year (as defined in the Lease) as set forth in Article 4 of the Lease, and including, by way of illustration and not limitation, real estate taxes, utilities, janitorial services and interior/exterior building repairs and maintenance. Base Rent for any period during the Term hereof, which is for less than one month, shall be a pro rata portion of the monthly installment.

(b) When any provision of this Sublease requires the payment of any sums of money other than the Base Rent defined above, such sums of money shall be deemed “Additional Rent”, and shall be immediately due and payable, unless otherwise provided for in this Sublease. All Base Rent and Additional Rent are referred to herein collectively as “Rent”. All payments or installments of Rent hereunder and all sums whatsoever due under this Sublease, if not paid when due, shall be subject to a late charge equal to the greater of: (a) Fifty Dollars ($50.00), or (b) five percent (5%) of the payment due for each late payment and shall bear interest at the rate of twelve percent (12%) per annum (but not more than the maximum allowable legal rate applicable) until paid. If an attorney is employed to enforce Sublessor’s rights under this Sublease, Sublessee shall pay all fees and expenses of such attorney. Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America to Sublessor at the following address, or to such other persons or at such other places as Sublessor may from time to time designate in writing:

ADC Telecommunications, Inc.

Attn: ____________________

13625 Technology Drive

Eden Prairie, MN 55344

6.	NO OPTIONS

Sublessee shall not be able to exercise any rights under Sections 11 or 12 of the Third Amendment. Sublessee shall have no option to renew this Sublease or expansion option, right of first refusal, termination option, or other such option under the Lease, if any. Notwithstanding the foregoing, Sublessor agrees to waive any renewal rights under the Lease for the period after the Expiration Date, if Sublessee requests such waiver in writing, to permit Sublessee to negotiate a new lease for the Premises directly with Lessor.

7.	CONDITION OF PREMISES

Sublessor shall deliver to Sublessee the Premises in an “As Is, Where Is” condition, excepting same shall be in a broom clean condition, and Sublessee shall be responsible, at its sole cost, for any desired improvements (including, but not limited to, carpeting, partitions, ceiling tiles, wall treatment and/or lighting). Sublessee shall provide Sublessor with copies of the plans for any improvements and obtain Sublessor’s and Lessor’s written approval prior to commencing any improvements. All interior improvements that are located within the Premises as of the date Sublessee occupies the Premises and are owned by Sublessor, which may include furniture, equipment, cabling, telephone systems, computer systems and Premises-specific

HVAC equipment, shall be collectively hereinafter referred to as “Sublessor’s Premises Assets”. If Sublessor’s Premises Assets have been transferred to Sublessee pursuant to that certain Acquisition Agreement by and between Sublessee, Sublessor, and ADC Broadband Access Systems, Inc. dated May         , 2004 (“Acquisition Agreement”), then Sublessee has acquired the Sublessor’s Premises Assets. If Sublessor’s Premises Assets have not been transferred to the Sublessee pursuant to the Acquisition Agreement, then Sublessor shall lease the Sublessor’s Premises Assets to Sublessee for the Term hereof in their “AS IS” condition existing as of the date Sublessee occupies the Premises, subject to Sublessee’s obligation to maintain Sublessor’s Premises Assets during the Term in the same condition existing as of said occupancy date, excepting only reasonable wear and tear. Sublessee hereby accepts the premises in their “AS IS” condition existing as of the date Sublessee occupies the Premises, subject to all applicable Laws (as hereinafter defined) governing and relating to the use of the Premises. Sublessee acknowledges that Sublessor has not made any representations or warranty as to the suitability of the Premises for the conduct of Sublessee’s business.

8.	ALTERATIONS

Sublessee shall not make or cause, suffer or permit the making of any alteration, addition, change, replacement, installation or addition (collectively “Alterations”) in or to the Premises unless it obtains the prior written consent of Sublessor in each instance, provides Sublessor with copies of all applicable plans and specifications, and complies with all requirements of the Lease and all applicable Laws (as defined herein). Sublessor’s approval of Sublessee’s plans and specifications for any Alterations shall impose no responsibility or liability on the part of Sublessor for their completeness, design sufficiency, of compliance with all Laws (as hereinafter defined), including, but not limited to, the Americans with Disabilities Act, as amended, and all rules and regulations promulgated thereunder. Sublessee shall be solely responsible for any permits and licenses in order to complete the Alterations. Sublessor shall have no obligations whatsoever to make any repairs or Alterations to the Premises, any systems serving the Premises, or to any equipment, fixtures, or furnishings in the Premises, or to restore the Premises in the event of a fire or other casualty therein.

Sublessee agrees to employ contractors and subcontractors who will guarantee to use first-class materials and workmanship and Sublessee shall not permit any lien to be placed on record with respect to any part of the Building, or the Subleased Premises for work or materials furnished or obligations incurred by or for Sublessee. Sublessee hereby agrees that if any such lien is filed on account of the acts of Sublessee, Sublessee shall discharge any such lien by payment, bond or otherwise, within ten (10) days of recordation of the same. Any Alterations completed by Sublessee shall be completed in accordance with all applicable insurance regulations and Laws (as hereinafter defined), including Environmental Laws (as defined herein) and Sublessee hereby agrees not to use any Hazardous Materials (as defined herein) for such Alterations, which shall include, however, not be limited to, the use of asbestos containing materials.

9.	COMPLIANCE WITH LAWS

Notwithstanding anything in the Lease or in this Sublease to the contrary, from and after the Commencement Date, Sublessee shall comply with all statutes, rules, ordinances, orders, codes and regulations, and legal requirements and standards issued thereunder, as the same may be enacted and amended from time to time (collectively referred to in this Sublease as the “Laws”), to the extent the same are applicable to (i) Sublessee’s use or manner of use of the Premises; (ii) any alterations or improvements made by Sublessee; or (iii) any breach by Sublessee hereunder. In the event that Sublessee violates the foregoing obligations, Sublessee shall bear all expense, cost and liability for compliance with such Laws. Sublessee hereby agrees to indemnify, defend and hold Sublessor harmless from all loss, cost, liability or expense, including reasonable attorney fees, resulting from its failure to comply with the provisions of this Section 9.

In addition, Sublessee shall (i) comply with all Environmental Laws (as hereinafter defined); (ii) not cause or permit any Hazardous Materials (as hereinafter defined) to be treated, stored, disposed of, generated, or used in the Premises, provided, however, that Sublessee may store, use or dispose of products customarily found in offices and used in connection with the operation and maintenance of property if Sublessee complies with all Environmental Laws (as hereinafter defined), and does not contaminate the Premises or environment; and (iii) promptly after receipt, deliver to Sublessor, any communication concerning any past or present, actual or potential violation of Environmental Laws (as hereinafter defined), or liability of either party for environmental damages. “Environmental Laws” means all applicable present and future statutes, regulations, rules, final administratively approved unappealable guidelines, ordinances, codes, permits, or orders of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and their political subdivisions and all applicable judicial, administrative and regulatory decrees and judgments relating to the protection of the public health or safety of the environment. “Hazardous Materials” include substances (a) which require remediation under Environmental Laws; or (b) which are or become defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Laws; or (c) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic; or (d) which contain petroleum hydrocarbons, polychlorinated byphenyls, asbestos, asbestos containing materials or urea formaldehyde. In no event shall Sublessee be responsible for any Hazardous Materials located on the Premises as of the Commencement Date; provided, however, this clause shall not be construed to amend Sublessee’s obligations under this Section 9.

10.	USE

The Premises shall be used and occupied only for the uses set forth in the Lease. Notwithstanding the foregoing, in no event shall any use be made of the Premises by or for the benefit of any party in a business which is in competition with the business of Sublessor.

11.	SUBLEASE/ASSIGNMENT

Sublessee shall be permitted to assign or sublet its rights under this Sublease if Sublessee (i) obtains any required consent from Lessor pursuant to the Lease and (ii) obtains the consent of Sublessor, which consent shall not be unreasonably withheld, conditioned or delayed if Lessor so consents.

12.	INSURANCE AND INDEMNIFICATION

(a) Pursuant to the Lease, Sublessor may self-insure the coverages provided for therein. This self-insurance option is personal to Sublessor and such right shall not be extended to nor inure to the benefit of Sublessee, and Sublessee shall be required to maintain, at its expense, during the Term of this Sublease the following, unless the Lease requires higher limits and/or additional insurance; in which case the insurance required pursuant to the Lease shall be required in addition to the following: Commercial General Liability Insurance, including contractual liability coverage, with minimum limits of not less than $1,000,000 per occurrence and $4,000,000 in excess per occurrence; all-risk property damage insurance for all of Sublessee’s personal property up to the full replacement value thereof; applicable Worker’s Compensation Insurance with statutory minimum limits; Employer’s Liability Insurance with minimum limits of not less than $1,000,000; and insurance against such other risks and in such other amounts as Sublessor or Lessor may from time to time require. The form of such policies hereunder shall be subject to Sublessor’s and Lessor’s approval. All such insurance policies shall be issued by insurance companies licensed to do business in the state where the Subleased Premises is located, shall name Sublessor and Lessor as additional insureds, as their interests may appear, and shall provide that the insurance shall not be cancelled or materially changed in the scope or amount of coverage unless thirty (30) days advance notice is given to Sublessor. Prior to the Commencement Date, Sublessee shall provide Sublessor with a certificate of insurance, evidencing such coverages and naming Sublessor and Lessor as additional insureds.

(b) Sublessee shall be responsible for, and shall defend (at Sublessor’s option) indemnify and hold harmless the Sublessor and Lessor against and from, any and all liability or claim of liability arising out of (i) the use or occupancy of, or the conduct, operation or management of the Sublessee’s business in, the Premises, or (ii) any breach or default by the Sublessee in performing any of its obligations under the provisions of this Sublease, the Lease or applicable law, or (iii) any negligent, intentionally tortious or other act or omission of the Sublessee or any of its agents, contractors, servants, employees, subtenants, licensees or invitees during the Term of this Sublease, or (iv) any injury to or death of any person or damage to any property occurring on the Premises during the term of this Sublease, except for claims based on the negligence or willful misconduct of Sublessor or Lessor, or (v) Sublessee’s construction of any Alterations in the Premises. The indemnities given by Sublessee in this Sublease shall survive the Expiration Date or such date of earlier termination of this Sublease.

13.	NOTICES

Sublessor and Sublessee undertake and agree upon receipt of any notice from Lessor or upon delivery of any notice to Lessor, to forthwith transmit a copy thereof to the other. All notices required hereunder shall be deemed validly transmitted if sent in the same manner as provided in the Lease, addressed as follows:

if to Sublessor:

ADC Telecommunications, Inc.

Attention: ________________

13625 Technology Drive

Eden Prairie, MN 55344

with a copy to:

Oppenheimer Wolff & Donnelly LLP

Plaza VII, Suite 3300

45 South Seventh Street

Minneapolis, MN 55402

Attention: Timothy J. Scallen, Esq.

if to Sublessee:

BigBand Networks, Inc.

Attention: President

475 Broadway

Redwood City, CA 94063

with a copy to:

Testa, Hurwitz & Thibeault, LLP

125 High Street

Boston, MA 02110

Attention: Real Estate Department

14.	DEFAULTS

In the event Sublessee shall fail to perform each and every covenant and agreement herein undertaken by Sublessee, or any other default occurs as described in the Lease, Sublessor shall be entitled to assert any remedy available pursuant to all applicable Laws and to avail itself of any right or remedy which would be available in the Lease if said provision were herein set forth naming Sublessor in the place and stead of Lessor, as landlord thereunder, and naming Sublessee in the place and stead of Sublessor, as tenant thereunder. If any default shall occur hereunder, in addition to all other remedies under the Lease, Sublessor shall have the right and option, in its sole discretion, to elect to cure any such default by Sublessee, and to add all costs incurred in effectuating such cure, including reasonable attorney’s fees, to the Rent due hereunder. Such election shall be made by the act of curing such default, and Sublessor shall not be required to provide written notice thereof to Sublessee.

15.	WAIVER

No waiver of any of the provisions hereunder shall be binding upon the parties unless agreed to in writing. The failure of any party at any time to require performance by the other party of any provisions hereof shall not affect such party’s right to require such performances at any time thereafter.

16.	GOVERNING LAW

This Sublease shall be governed in accordance with the Laws of the Commonwealth of Massachusetts.

17.	SEVERABILITY

This Sublease is intended to be performed in accordance with, and only to the extent permitted by, all applicable Laws. If any provision of this Sublease, or the application thereof to any person or circumstance, shall for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by all applicable Laws.

18.	HEADINGS

The headings contained in this Sublease are for reference purposes only and shall not in any way affect the meaning or interpretation thereof.

19.	ENTIRE CONTRACT

This Sublease and its Exhibits and the applicable terms and conditions of the Lease which have been incorporated herein by reference except as otherwise provided in this Sublease, embody the entire contract between the parties hereto relative to the subject matter and shall supersede any other agreements between the parties concerning this matter, whether oral or written. No amendments, modifications or changes herein or hereof shall be binding unless executed by both of the parties hereto.

20	SURRENDER

Sublessee shall, upon the termination of this Sublease and in accordance with all of the terms of this Sublease and the Lease, vacate and surrender the Premises to Sublessor in the condition required pursuant to the Lease. Sublessee acknowledges that Sublessee shall be solely responsible for any and all restoration obligations with respect to the Premises imposed upon Sublessor as tenant under the Lease. Sublessee’s obligation to observe or perform this covenant shall survive the Expiration Date or such other date of earlier termination of this Sublease. Any personal property owned by Sublessee, if any, which shall remain on the Premises after the expiration or early termination of this Sublease and the removal of Sublessee from the Premises may, at the option of Sublessor, be deemed to have been abandoned by Sublessee, In such event, Sublessor shall have the right to either retain such personal property as its sole property or to remove and dispose of such personal property without accountability at the expense of Sublessee, as Sublessor sees fit. If Sublessee fails to remove any property or restore the Premises as required hereunder or to repair any damage caused by any such removal and/or restoration . required hereunder, then Sublessor may so remove, restore, or repair the same and Sublessee shall reimburse Sublessor for all reasonable and necessary costs Sublessor incurs therefrom. If the Premises are not surrendered upon the Expiration Date or such other date of earlier termination of this Sublease in accordance with the terms hereof, Sublessee shall and does hereby indemnify and hold Sublessor harmless from any claims or demands which may arise out of Sublessee’s continued occupancy of the Premises, including all direct damages of Sublessor (including all sums Sublessor is required to pay under the terms of the Lease) and any liability accruing to Lessor under the Lease and all attorney’s fees and costs associated with recovering possession of the Premises.

21.	SERVICES AND UTILITIES

Sublessee acknowledges that all services and utilities to be provided to Sublessee hereunder are to be provided by Lessor pursuant to the Lease, and that Sublessor shall not be liable for any failure or delay on the part of Lessor in performing any or all of its obligations under the Lease, and under no circumstances shall Sublessee have any right to require or obtain the performance by Sublessor of any obligations of Lessor under the Lease or otherwise. Sublessee’s obligations under this Sublease shall not be impaired, nor shall the performance thereof be excused, because of any failure or delay on the part of Lessor in performing its obligations under the Lease. Sublessee shall be responsible for paying all costs for services and utilities as provided in Article 13 of the Lease.

22.	RELEASE OF SUBLESSOR

The term “Sublessor” as used in this Sublease shall be limited to mean and include only the owner or owners at the time in question of the tenant’s interest under the Lease, and in the event of any transfer or transfers of the tenant’s interest under the Lease, Sublessor herein named (and in case of any subsequent transfer or conveyance, the then transferor of the tenant’s interest in the Lease) shall be automatically freed and relieved from and after the date of such transfer of all liability with respect to the performance of any covenants or obligations on the part of Sublessor contained in this Sublease thereafter to be performed.

23.	SUCCESSORS AND ASSIGNS

The obligations of this Sublease shall bind and benefit the successors and assigns of Sublessor.

24.	TIME IS OF THE ESSENCE

Time is of the essence with respect to the performance of all conditions, obligations and elections of Sublessee hereunder.

25.	COUNTERPARTS

This Sublease may be executed in multiple counterparts and by facsimile signatures, each of which shall be deemed an original and all of which, shall constitute one and the same instrument.

26.	SECURITY DEPOSIT

(a) Simultaneously with the execution of this Sublease by the Sublessee, the Sublessee shall deposit with the Sublessor the sum of One Hundred and Five Thousand Two Hundred Eighty-Seven Dollars ($105,287), which shall be retained by the Sublessor as security for the Sublessee’s payment of the Rent and performance of all of its other obligations under the provisions of this Sublease.

(b) On the occurrence of a default under this Sublease, the Sublessor shall be entitled, at its sole discretion, (a) to apply any or all of such sum in payment of (i) any Rent then due and unpaid, (ii) any expense incurred by the Sublessor in curing any such default, and/or (iii) any damages incurred by the Sublessor by reason of such default; and/or (b) at the Sublessor’s election, to retain any or all of such sum not otherwise applied in liquidation of any or all damages suffered by the Sublessor by reason of such default.

(c) On the termination of this Sublease, any of such sum which is not so applied or retained, shall be returned to the Sublessee. Such sum shall not bear interest while being held by the Sublessor hereunder.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Sublease has been duly executed by the parties hereto, to be effective as of the day and year set forth above.

SUBLESSOR:

WITNESS/ATTEST:	ADC Telecommunications, Inc.

/s/ Lynette Lukach	By:	/s/ Gokul V. Hemmady
	Name:	Gokul V. Hemmady
	Its:	VP & CFO

SUBLESSEE:

WITNESS/ATTEST:	BigBand Networks, Inc.

/s/ Illegible	By:	/s/ Amir Bassan-Eskenazi
	Name:	Amir Bassan-Eskenazi
	Its:	President & CEO

[Signature Page to Sublease]